IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 20, 2012 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the second quarter of 2012 increased 6% to $335.6 million, from $317.9 million for the second quarter of 2011. Organic revenue growth[1] was 7%. Earnings per diluted share ("EPS") for the quarter ended June 30, 2012 increased 10% to $0.91, compared to $0.83 for the same period in the prior year.

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"I am pleased with our second quarter results," stated Jonathan Ayers, Chairman and Chief Executive Officer. "With the first half of the year complete, we remain on track for 8-9% organic revenue growth for full year 2012, based on our continued strategy of innovation that supports our customers' growth and success around the globe."

"In the third quarter, we are introducing two new software offerings that advance our strategy of supporting the veterinarian in communicating the value of pet health to pet owners. The first, Pet Health Network® Pro, is a new client communication and education service for veterinarians, practice managers and their teams that offers an automated set of tools to strengthen the client relationship before, during and after each patient visit. The second, VetConnect® PLUS, is an innovative cloud-based tool that enables veterinarians to see all of a patient's diagnostic history generated from IDEXX in-house analyzers and IDEXX Reference Laboratories on one interactive screen, and share those results with pet owners in a client-friendly way. With easy access to a patient's blood work history, the veterinarian is able to more easily discern important trends and thus make better medical recommendations, while conveying those recommendations to the pet owner in a way that results in higher client compliance and practice growth."

"I am also pleased to announce some organizational changes that will position us for continued growth. We have created a new structure consisting of three operating Executive Vice Presidents and a set of key functional staff that will report to the CEO. The three operating Executive Vice Presidents collectively will have responsibility for essentially all of the Company's global operations, each with direct oversight of a portfolio of lines of business and geographic regions."

"I am pleased that Johnny Powers and Michael Williams, executives with extensive track records of success at IDEXX, have been elevated to two of these Executive Vice President positions. I am also very pleased to announce the recruitment of Jay Mazelsky for the third Executive Vice President role. Jay comes from Philips Healthcare, where he was most recently Senior Vice President and General Manager of their global Computed Tomography, Nuclear Medicine and Radiation Therapy Planning businesses. Jay is a seasoned executive who has extensive experience with product and software innovation in the healthcare field, and will be a great addition to our IDEXX team."

"In connection with these changes we also have promoted Merilee Raines, our Chief Financial Officer, and Bill Brown, our Chief Scientific Officer, to Executive Vice President in recognition of their respective critical roles in the past and future success of IDEXX."

"I look forward to working closely with this executive team, as well as our broader leadership team, in the years ahead to promote continued growth and innovation at IDEXX."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the second quarter of 2012 were $278.3 million compared to $259.7 million for the second quarter of 2011. Organic revenue growth of 8% was due primarily to growth in our instrument and consumables business and in our reference laboratory diagnostic and consulting services business. The revenue increase in our instruments and consumables business was largely the result of higher sales volumes of our Catalyst Dx® and ProCyte Dx® instruments and related consumables. In our reference laboratory diagnostic and consulting services business, revenues increased due to higher sales volumes driven primarily by the acquisition of new customers due, in part, to geographic expansion. Revenue from acquisitions contributed 1% to revenue growth and changes in foreign currency exchange rates reduced revenue growth by 3%.

Water. Water revenues for the second quarter of 2012 were $22.0 million compared to $21.5 million for the second quarter of 2011. Organic revenue growth of 5% was due primarily to higher Colilert® product sales volumes driven by new account acquisitions. Changes in foreign currency exchange rates reduced revenue growth by 3%.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the second quarter of 2012 were $23.1 million compared to $25.4 million for the second quarter of 2011. The 4% decline in organic revenue was due primarily to lower sales of Bovine Spongiform Encephalopathy ("BSE" or otherwise commonly referred to as mad cow disease) tests resulting from changes in European Union BSE testing requirements. Effective July 1, 2011, the age at which healthy cattle to be slaughtered are required to be tested for BSE in the European Union was increased from 48 to 72 months, which is reducing the population of cattle tested for this disease. Changes in foreign currency exchange rates reduced revenue growth by 5%.

Additional Operating Results for the Second Quarter

Gross profit for the second quarter of 2012 increased $10.7 million, or 6%, to $184.7 million from $174.0 million for the second quarter of 2011. As a percentage of total revenue, gross profit increased slightly to 55%. The increase in the gross profit percentage was due primarily to the favorable impact of currency as hedging gains more than offset the net unfavorable impact of changes in foreign currency exchange rates.

Selling, general and administrative ("SG&A") expense for the second quarter of 2012 was $88.8 million, or 26% of revenue, compared to $84.1 million, or 26% of revenue, for the second quarter of 2011. The increase in SG&A expense was due primarily to increased personnel-related costs, partly offset by the favorable impact of changes in foreign currency exchange rates. Research and development ("R&D") expense for the second quarter of 2012 was $20.0 million, or 6% of revenue, compared to $18.6 million, or 6% of revenue for the second quarter of 2011. The increase in R&D expense resulted primarily from increased personnel-related costs and higher external consulting and development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and six months ended June 30, 2012.

Outlook for 2012

The Company provides the following guidance for the full year of 2012. The guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.23, the British pound at $1.53 and the Canadian dollar at $0.97 for the balance of 2012. Based on these assumptions, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $4.5 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2012.

  Revenues are expected to be $1.30 to $1.31 billion, which represents reported growth of 7% to 8% and organic growth of 8% to 9%. Organic revenue growth is unchanged from our previous guidance. The decrease in expected reported revenue compared to our previous guidance is due exclusively to unfavorable changes in foreign currency exchange rates, reflecting a strengthening of the U.S. dollar relative to other currencies since the date of our previous guidance.
  EPS are expected to be $3.05 to $3.10, compared to our previous guidance of $3.07 to $3.12. The change in EPS guidance is due exclusively to the unfavorable impact of changes in foreign currency exchange rates since the date of our previous guidance.
  Free cash flow is expected to be 105% to 110% of net income.[2]
  Capital expenditures are expected to be approximately $60 million.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-612-288-0337 or 1-800-230-1074 and reference confirmation code 254010. An audio replay will be available through July 27, 2012 by dialing 1-320-365-3844 and referencing replay code 254010.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into the Company's marketing and sales practices; the impact of a change in the status of one of the Company's distributors on its results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, in the section captioned "Risk Factors."

[1] Organic revenue growth for the second quarter of 2012 excludes revenue from business acquisitions, which contributed 1% to revenue growth, and the impact of changes in foreign currency exchange rates, which reduced revenue growth by 3%.

[2] Free cash flow is a non-U.S. GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation below for our calculation of free cash flow. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2012	2011	2012	2011
Revenue:	Revenue	$ 335,649	$ 317,862	$ 658,325	$ 610,534
Expenses and
Income:	Cost of revenue	150,960	143,829	298,862	281,576
	Gross profit	184,689	174,033	359,463	328,958
	Sales and marketing	54,539	50,974	112,171	101,959
	General and administrative	34,275	33,140	70,453	65,736
	Research and development	20,058	18,621	40,615	36,433
	Income from operations	75,817	71,298	136,224	124,830
	Interest expense, net	446	363	1,203	722
	Income before provision for income taxes	75,371	70,935	135,021	124,108
	Provision for income taxes	24,051	22,281	42,967	38,848
Net Income:	Net income	51,320	48,654	92,054	85,260
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	3	(3)	(6)	(9)
	Net income attributable to stockholders	$ 51,317	$ 48,657	$ 92,060	$ 85,269
	Earnings per share: Basic	$ 0.93	$ 0.85	$ 1.67	$ 1.49
	Earnings per share: Diluted	$ 0.91	$ 0.83	$ 1.63	$ 1.45
	Shares outstanding: Basic	55,079	57,276	55,143	57,366
	Shares outstanding: Diluted	56,211	58,727	56,345	58,934

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2012	2011	2012	2011
Operating	Gross profit	55.0%	54.8%	54.6%	53.9%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	26.5%	26.5%	27.7%	27.5%
revenue):	Research and development expense	6.0%	5.9%	6.2%	6.0%
	Income from operations (1)	22.6%	22.4%	20.7%	20.5%

International	International revenue (in thousands)	$ 135,950	$ 137,585	$ 268,234	$ 260,155
Revenue:	International revenue as percentage
	of total revenue	40.5%	43.3%	40.7%	42.6%

(1) Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		June 30,	Percent of	June 30,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 278,294		$ 259,734
	Water	21,983		21,510
	LPD	23,060		25,367
	Other	12,312		11,251
	Total	$ 335,649		$ 317,862

Gross Profit:	CAG	$ 147,908	53.1%	$ 138,332	53.3%
	Water	14,794	67.3%	12,968	60.3%
	LPD	15,671	68.0%	17,335	68.3%
	Other	4,575	37.2%	4,742	42.2%
	Unallocated Amounts	1,741	N/A	656	N/A
	Total	$ 184,689	55.0%	$ 174,033	54.8%

Income from
Operations:	CAG	$ 59,768	21.5%	$ 58,270	22.4%
	Water	10,196	46.4%	8,401	39.1%
	LPD	5,810	25.2%	7,176	28.3%
	Other	250	2.0%	309	2.8%
	Unallocated Amounts	(207)	N/A	(2,858)	N/A
	Total	$ 75,817	22.6%	$ 71,298	22.4%

		Six Months Ended		Six Months Ended
		June 30,	Percent of	June 30,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 546,367		$ 500,323
	Water	41,565		40,475
	LPD	45,242		49,306
	Other	25,151		20,430
	Total	$ 658,325		$ 610,534

Gross Profit:	CAG	$ 287,309	52.6%	$ 261,683	52.3%
	Water	27,761	66.8%	24,359	60.2%
	LPD	30,853	68.2%	33,882	68.7%
	Other	9,892	39.3%	8,484	41.5%
	Unallocated Amounts	3,648	N/A	550	N/A
	Total	$ 359,463	54.6%	$ 328,958	53.9%

Income from
Operations:	CAG	$ 106,686	19.5%	$ 101,242	20.2%
	Water	18,491	44.5%	15,348	37.9%
	LPD	11,076	24.5%	14,326	29.1%
	Other	788	3.1%	(241)	(1.2%)
	Unallocated Amounts	(817)	N/A	(5,845)	N/A
	Total	$ 136,224	20.7%	$ 124,830	20.5%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

CAG	$278,294	$259,734	$18,560	7.1%	(2.5%)	1.4%	8.2%
Water	21,983	21,510	473	2.2%	(2.5%)	-	4.7%
LPD	23,060	25,367	(2,307)	(9.1%)	(5.3%)	-	(3.8%)
Other	12,312	11,251	1,061	9.4%	(1.5%)	-	10.9%
Total	$335,649	$317,862	$17,787	5.6%	(2.6%)	1.1%	7.1%

Net CAG Revenue	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

Instruments and consumables	$104,243	$98,603	$5,640	5.7%	(2.8%)	-	8.5%
Rapid assay products	45,577	44,193	1,384	3.1%	(1.1%)	-	4.2%
Reference laboratory diagnostic and consulting services	106,385	99,087	7,298	7.4%	(3.0%)	3.6%	6.8%
Practice management and digital imaging systems	22,089	17,851	4,238	23.7%	(0.4%)	-	24.1%
Net CAG revenue	$278,294	$259,734	$18,560	7.1%	(2.5%)	1.4%	8.2%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended June 30, 2012.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended June 30, 2012 compared to the three months ended June 30, 2011 attributed to acquisitions subsequent to March 31, 2011.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended June 30, 2012 compared to the three months ended June 30, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

CAG	$546,367	$500,323	$46,044	9.2%	(1.5%)	1.4%	9.3%
Water	41,565	40,475	1,090	2.7%	(1.5%)	-	4.2%
LPD	45,242	49,306	(4,064)	(8.2%)	(3.5%)	-	(4.7%)
Other	25,151	20,430	4,721	23.1%	(0.5%)	-	23.6%
Total	$658,325	$610,534	$47,791	7.8%	(1.7%)	1.2%	8.3%

Net CAG Revenue	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

Instruments and consumables	$206,240	$192,490	$13,750	7.1%	(1.7%)	-	8.8%
Rapid assay products	89,241	82,810	6,431	7.8%	(0.6%)	-	8.4%
Reference laboratory diagnostic and consulting services	208,247	188,215	20,032	10.6%	(1.9%)	3.8%	8.7%
Practice management and digital imaging systems	42,639	36,808	5,831	15.8%	(0.2%)	-	16.0%
Net CAG revenue	$546,367	$500,323	$46,044	9.2%	(1.5%)	1.4%	9.3%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the six months ended June 30, 2012.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the six months ended June 30, 2012 compared to the six months ended June 30, 2011 attributed to acquisitions subsequent to December 31, 2010.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the six months ended June 30, 2012 compared to the six months ended June 30, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30,	December 31,
		2012	2011
Assets:	Current Assets:
	Cash and cash equivalents	$ 201,813	$ 183,895
	Accounts receivable, net	147,159	141,275
	Inventories	143,703	133,099
	Other current assets	62,632	65,958
	Total current assets	555,307	524,227
	Property and equipment, net	220,580	216,777
	Other long-term assets, net	291,430	289,810
	Total assets	$ 1,067,317	$ 1,030,814
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 29,706	$ 36,551
	Accrued liabilities	128,478	141,383
	Debt	244,945	243,917
	Deferred revenue	16,022	15,028
	Total current liabilities	419,151	436,879
	Long-term debt, net of current portion	2,021	2,501
	Other long-term liabilities	56,204	51,841
	Total long-term liabilities	58,225	54,342

	Total stockholders' equity	589,933	539,579
	Noncontrolling interest	8	14
	Total equity	589,941	539,593
	Total liabilities and stockholders' equity	$ 1,067,317	$ 1,030,814

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2012	2012	2011	2011	2011
Selected
Balance Sheet	Days sales outstanding (1)	41.9	42.7	41.0	43.1	41.2
Information:	Inventory turns (2)	1.8	1.8	1.8	1.7	1.7

(1)  Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2012	2011
Operating:	Cash Flows from Operating Activities:
	Net income	$ 92,054	$ 85,260
	Non-cash charges	32,458	34,316
	Changes in assets and liabilities	(39,766)	(20,412)
	Tax benefit from share-based compensation arrangements	(5,946)	(10,854)
	Net cash provided by operating activities	78,800	88,310
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(24,301)	(26,173)
	Proceeds from disposition of pharmaceutical product lines	3,000	3,000
	Proceeds from sale of property and equipment	45	218
	Acquisition of intangible asset	(900)	-
	Net cash used by investing activities	(22,156)	(22,955)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	1,000	3,486
	Payment of notes payable	(452)	(425)
	Repurchases of common stock	(55,006)	(98,419)
	Proceeds from the exercise of stock options and employee stock purchase plans	10,247	19,367
	Tax benefit from share-based compensation arrangements	5,946	10,854
	Net cash used by financing activities	(38,265)	(65,137)
	Net effect of changes in exchange rates on cash	(461)	2,265
	Net increase in cash and cash equivalents	17,918	2,483
	Cash and cash equivalents, beginning of period	183,895	156,915
	Cash and cash equivalents, end of period	$ 201,813	$ 159,398

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Six Months Ended
		June 30,	June 30,
		2012	2011
Free Cash
Flow:	Net cash provided by operating activities	78,800	88,310
	Royalty prepayment to obtain exclusive patent rights	6,250	-
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	5,946	10,854
	Purchases of property and equipment	(24,301)	(26,173)
	Free cash flow	66,695	72,991

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Share repurchases during the period	319	759	652	1,297
Average price paid per share	$ 85.84	$ 77.08	$ 84.32	$ 75.89

Shares remaining under repurchase authorization as of June 30, 2012 totaled 3,735,326.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155